UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 25, 2009
Mediacom Communications
Corporation
(Exact name of Registrant as specified in its charter)

Delaware	0-29227	06-1566067
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
100 Crystal Run Road
Middletown, New York 10941
(Address of principal executive offices)
Registrant’s telephone number: (845) 695-2600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
          On August 25, 2009, Mediacom LLC and Mediacom Capital Corporation (collectively, the “Issuers”) and Law Debenture Trust Company of New York, as trustee entered into an Indenture in connection with the issuance and sale by the Issuers of $350.0 million aggregate principal amount of their 9.125% Senior Notes due 2019. Mediacom LLC is a wholly-owned subsidiary of Mediacom Communications Corporation and Mediacom Capital Corporation is a wholly-owned subsidiary of Mediacom LLC.
          The operating subsidiaries of Mediacom LLC have a bank credit facility (the “credit facility”) that consists of a revolving credit commitment and two term loans. On August 25, 2009, the operating subsidiaries of Mediacom LLC entered into an incremental facility agreement that provides for a new term loan under the credit facility in the principal amount of $300.0 million (the “new term loan”). The new term loan will be funded on September 24, 2009.
          On August 25, 2009, we announced the completion of $650 million of these Senior Notes and term loan financings for Mediacom LLC. A copy of the press release is being furnished as Exhibit 99.1 to this report and incorporated herein by reference.
          On August 25, 2009, we, Mediacom LLC and Mediacom Capital Corporation announced that Mediacom LLC and Mediacom Capital Corporation have early accepted all 9 1/2% Senior Notes due 2013 and 7 7/8% Senior Notes due 2011 tendered in the tender offers for those Notes as of 5:00 p.m., New York City time, on August 24, 2009, which was the Early Tender Date for the tender offers. As of the Early Tender Date, holders of $385.2 million aggregate principal amount of 9 1/2% Notes and $63.6 million aggregate principal amount of 7 7/8% Notes had validly tendered (and not withdrawn) their Notes. A copy of the press release is being furnished as Exhibit 99.2 to this report and incorporated herein by reference
Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired — None

(b)	Pro Forma Financial Information — None

(c)	Shell Company Transactions — None

(d)	Exhibits:

Exhibit No.	Description

99.1	Senior note and term loan press release issued on August 25, 2009

99.2	Tender offer press release issued on August 25, 2009

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: August 25, 2009

Mediacom Communications Corporation
By:	/s/ Mark E. Stephan
Mark E. Stephan
Executive Vice President and Chief Financial Officer